Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS 33.9% INCREASE IN THIRD QUARTER 2012 PRE-TAX EARNINGS

WATSONVILLE, CA, October 25, 2012 - West Marine, Inc. (Nasdaq: WMAR) the largest specialty retailer of boating supplies and accessories today reported financial results for the third quarter ended September 29, 2012.

•	Net revenues were $191.9 million, an increase of 6.5% over last year.
•	Comparable store sales increased by 4.9% over last year.
•	Income before taxes was $17.0 million, up $4.3 million, or 33.9%, compared to last year.
•	Diluted earnings per share ("EPS") were $0.43, as compared to diluted EPS of $0.33 adjusted to exclude the tax benefit recorded during the second quarter of 2011. Reported diluted EPS for the third quarter of 2011 was $0.48.
•	Third quarter liquidity improved substantially versus last year, with cash increasing 55% to $68.3 million.
•	The company remained debt-free with $102.5 million in available credit on its revolving line.

Net revenues for the 13 weeks ended September 29, 2012 were $191.9 million, an increase of 6.5% compared to net revenues of $180.3 million for the 13 weeks ended October 1, 2011. Revenues in the Stores segment were $175.0 million, up $11.2 million, or 6.8%, compared to the same period last year. Comparable store sales grew by 4.9% over the same period last year. Third quarter Port Supply revenues, representing sales to our wholesale customers through our distribution centers, were $6.7 million, a decrease of $0.4 million, or 5.0%, compared to the same period last year. Net revenues in our Direct-to-Customer segment for the quarter were $10.3 million, an increase of $0.9 million, or 9.1%, compared to the same period last year.

Net income for the third quarter was $10.3 million, or $0.43 per diluted share, compared to net income of $7.7 million, or $0.33 per diluted share, adjusted to exclude the tax benefit of the valuation allowance release last year. Reported diluted EPS for the third quarter of 2011 was $0.48. For more details on adjusted EPS, see "Non-GAAP Financial Information" below.

Net revenues for the 39 weeks ended September 29, 2012 were $557.0 million, up 5.1% compared to net revenues of $530.0 million for the 39 weeks ended October 1, 2011. Comparable store sales grew by 3.5% for the first nine months of 2012 versus the same period last year.

Diluted EPS for the first nine months was $1.12 compared to diluted EPS of $1.05, adjusted to exclude the large tax benefit recorded during the first nine months of 2011. Reported diluted EPS for the first nine months of 2011 was $1.88. For more details on adjusted EPS, see "Non-GAAP Financial Information" below.

Total inventory at September 29, 2012 was $213.1 million, a $1.6 million, or 0.8%, increase versus the balance at October 1, 2011, and a 1.5% increase on an inventory per square foot basis. Inventory turns for 2012 were up 5.0% versus the first nine months of last year.

We are re-affirming our previously-issued earnings guidance for fiscal year 2012, which calls for pre-tax income in a range of $23 million to $26 million, an increase of 8% to 23% versus the prior year. Total sales are expected to be in the range of $670 million to $680 million, with comparable store sales growth of 2.0% to 3.5%. We anticipate capital expenditures for fiscal 2012 to be approximately $19 million.

Looking ahead to 2013, we remain focused on three of our previously discussed strategies that are expected to drive future sales and profitability growth. First, our store optimization strategy of moving to fewer, larger stores that provide us with an environment to execute our second strategy of offering expanded merchandise assortments to a broader group of customers. This includes core product categories, such as watersports and fishing, as well as the soft goods categories, such as footwear, apparel and accessories. Our third strategy centers on maximizing our eCommerce website to provide our customers with an improved shopping experience. The company will be investing significant resources in support of these strategies, including a 40% to 50% increase in our capital investment over 2012 to support sales growth and to upgrade our infrastructure. These strategies and investments support our shift to an omni-channel retail model designed to provide a seamless customer experience and to better position us to deliver incremental sales and operating margin improvement over time.

Matt Hyde, West Marine’s CEO, commented: “Our store teams did a great job driving a comparable store sales increase of 4.9% and we were effective at delivering these dollars to the bottom line. Looking a little deeper into the numbers, we enjoyed a healthy core business with impressive contributions from our growth strategies. As we turn towards the end of the year, we are focused on inspiring our customers during the gift-giving season and we are excited about our strategies propelling us forward.”

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, October 25, 2012, at 1:00 p.m. Eastern Time (EDT) to discuss its third quarter 2012 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 39374763.

An audio replay of the call will be available October 25, 2012 at 4:00 p.m. EDT through November 1, 2012 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 39374763.

About West Marine

West Marine, the largest specialty retailer of boating supplies and accessories, has 301 company-operated stores located in 38 states, Puerto Rico and Canada, and five franchised stores in Turkey. Our Direct-to-Customer division, which comprises our call center, direct mail and e-commerce channels, offers customers over 75,000 products plus the convenience of exchanging catalog and e-commerce purchases at our Store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment, serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our expectations and projections with respect to our ability to execute on our strategic growth strategies, including our merchandise expansion and store optimization strategies to drive our comparable store sales, as well as expectations related to growing our eCommerce business and expectations related to investments necessary to support these strategies. These forward-looking statements also include expectations related to our earnings and growth in profitability, our expectations for full-year 2012 results and 2013 investments, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for our third quarter of 2012, the current fiscal year and next year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 31, 2011. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with generally accepted accounting principles ("GAAP"). We believe the 2011 income tax benefit from the release of substantially all of our valuation allowance is an aberration and, therefore, to provide a more useful comparison with past and future earnings, the non-GAAP measures remove income tax expense (benefit) as reported and apply our 2012 effective tax rate of 39.4% and 40.0% to fiscal third quarter 2011 and the first 39 weeks of 2011 pre-tax income, respectively. Management believes these non-GAAP measures provide a more meaningful view of our year-over-year earnings and EPS performance trends.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	September 29, 2012	October 1, 2011
ASSETS
Current assets:
Cash	$68,283	$44,104
Trade receivables, net	7,500	6,538
Merchandise inventories	213,117	211,521
Deferred income taxes	3,440	8,752
Assets held for sale	4,283	-
Other current assets	14,760	15,042
Total current assets	311,383	285,957

Property and equipment, net	58,850	58,928
Long-term deferred income taxes	7,126	8,815
Other assets	2,976	3,132
TOTAL ASSETS	$380,335	$356,832

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,545	$26,701
Accrued expenses and other	49,881	44,081
Total current liabilities	79,426	70,782

Deferred rent and other	14,339	17,677
Total liabilities	93,765	88,459

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 23,451,455 shares issued and 23,420,565 shares outstanding at September 29, 2012, and 22,842,299 shares issued and 22,811,409 shares outstanding at October 1, 2011.	23	23
Treasury stock	(385)	(385)
Additional paid-in capital	190,468	184,754
Accumulated other comprehensive loss	(819)	(614)
Retained earnings	97,283	84,595
Total stockholders' equity	286,570	268,373
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$380,335	$356,832

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	September 29, 2012		October 1, 2011
Net revenues	$191,924	100.0%	$180,269	100.0%
Cost of goods sold	131,628	68.6%	125,578	69.7%
Gross profit	60,296	31.4%	54,691	30.3%
Selling, general and administrative expense	43,121	22.5%	41,789	23.1%
Restructuring costs (recoveries)	4	0.0%	(10)	0.0%
Impairment of long lived assets	-	0.0%	22	0.0%
Income from operations	17,171	8.9%	12,890	7.2%
Interest expense	217	0.1%	226	0.2%
Income before income taxes	16,954	8.8%	12,664	7.0%
Provision for income taxes	6,682	3.4%	1,448	0.8%
Net income	$10,272	5.4%	$11,216	6.2%

Net income per common and common equivalent share:

Basic	$0.44		$0.49
Diluted	$0.43		$0.48

Weighted average common and common equivalent shares outstanding:
Basic	23,383		22,788
Diluted	23,813		23,268

	39 Weeks Ended
	September 29, 2012		October 1, 2011
Net revenues	$556,964	100.0%	$530,049	100.0%
Cost of goods sold	381,315	68.5%	365,831	69.0%
Gross profit	175,649	31.5%	164,218	31.0%
Selling, general and administrative expense	130,439	23.4%	123,252	23.3%
Restructuring costs (recoveries)	159	0.0%	(107)	0.0%
Impairment of long lived assets	-	0.0%	50	0.0%
Income from operations	45,051	8.1%	41,023	7.7%
Interest expense	661	0.1%	666	0.1%
Income before income taxes	44,390	8.0%	40,357	7.6%
Provision (benefit) for income taxes	17,749	3.2%	(3,257)	-0.6%
Net income	$26,641	4.8%	$43,614	8.2%

Net income per common and common equivalent share:

Basic	$1.15		$1.92
Diluted	$1.12		$1.88

Weighted average common and common equivalent shares outstanding:
Basic	23,215		22,713
Diluted	23,706		23,256

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	39 Weeks Ended
	September 29, 2012	October 1, 2011

OPERATING ACTIVITIES:
Net income	$26,641	$43,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,513	10,886
Impairment of long-lived assets	-	50
Share-based compensation	2,372	1,749
Tax benefit (deficiency) for equity issuance	(423)	96
Excess tax benefit from share-based compensation	(412)	(180)
Deferred income taxes	4,669	(12,557)
Provision for doubtful accounts	106	83
Lower of cost or market inventory adjustments	1,466	1,912
Loss (gain) on asset disposals	60	(29)
Changes in assets and liabilities:
Trade receivables	(1,835)	(1,016)
Merchandise inventories	(21,208)	(11,845)
Other current assets	(967)	1,697
Other assets	(188)	263
Accounts payable	3,060	(1,542)
Accrued expenses and other	9,282	429
Deferred items and other non-current liabilities	100	877
Net cash provided by operating activities	34,236	34,487

INVESTING ACTIVITIES:
Purchases of property and equipment	(12,831)	(13,665)
Proceeds from sale of property and equipment	93	45
Net cash used in investing activities	(12,738)	(13,620)

FINANCING ACTIVITIES:
Borrowings on line of credit	4,767	28,174
Repayments on line of credit	(4,767)	(28,174)
Proceeds from exercise of stock options	2,090	692
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	340	326
Excess tax benefit from share-based compensation	412	180
Net cash provided by financing activities	2,842	1,198

Effect of exchange rate changes on cash	(23)	20

NET INCREASE IN CASH	24,317	22,085

CASH AT BEGINNING OF PERIOD	43,966	22,019
CASH AT END OF PERIOD	$68,283	$44,104
Other cash flow information:
Cash paid for interest	$452	$514
Cash paid for income taxes	4,143	1,824
Non-cash investing activities:
Property and equipment additions in accounts payable	357	305

West Marine, Inc.

Reconciliation of Non-GAAP Finanical Measures

(Unaudited and in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended
	September 29, 2012	October 1, 2011

GAAP Net income	$10,272	$11,216
Add Back: income tax (benefit) expense as reported	6,682	1,448
GAAP income before taxes	16,954	12,664
Less: income tax expense at 39.4%	6,682	4,991
Non-GAAP adjusted net income	$10,272	$7,673

	13 Weeks Ended	13 Weeks Ended
	September 29, 2012	October 1, 2011

GAAP Net income per diluted share	$0.43	$0.48
Add Back: income tax (benefit) expense as reported	0.28	0.06
GAAP income before taxes per diluted share	0.71	0.54
Less: income tax expense at 39.4%	0.28	0.21
Non-GAAP adjusted net income per diluted share	$0.43	$0.33

	39 Weeks Ended	39 Weeks Ended
	September 29, 2012	October 1, 2011

GAAP Net income	$26,641	$43,614
Add Back: income tax (benefit) expense as reported	17,749	(3,257)
GAAP income before taxes	44,390	40,357
Less: income tax expense at 40.0%	17,749	16,136
Non-GAAP adjusted net income	$26,641	$24,221

	39 Weeks Ended	39 Weeks Ended
	September 29, 2012	October 1, 2011

GAAP Net income per diluted share	$1.12	$1.88
Add Back: income tax (benefit) expense as reported	0.75	(0.14)
GAAP income before taxes per diluted share	1.87	1.74
Less: income tax expense at 40.0%	0.75	0.69
Non-GAAP adjusted net income per diluted share	$1.12	$1.05